Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Inverness Medical Innovations, Inc. and subsidiaries
Waltham, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-85658, 333-87180, 333-102577, 333-107288, 333-110715, 333-116659, 333-124461 and 333-128017), and Form S-8 (Nos. 333-67392, 333-74032, 333-85402, 333-90530, 333-106996, 333-106994 and 333-128937) of Inverness Medical Innovations, Inc. and subsidiaries of our reports dated March 14, 2006, relating to the consolidated financial statements and the effectiveness of Inverness Medical Innovations, Inc. and subsidiaries’ internal control over financial reporting, which is incorporated in this Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2005.

/s/ BDO Seidman, LLP

Boston, Massachusetts
June 22, 2006